CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated effective as of November 27, 2012, is made by and between John Higgins (“Consultant”), whose address is 4 Eustis Lane, Ridgefield, CT 06877 and, Dynastar Holdings, Inc., a Nevada corporation (the “Company”), having its principal place of business at 1311 Herr Lane, Suite 205, Louisville, KY 40222. The Company and Consultant may be referred to below individually as a “Party,” and together, the “Parties”).

WHEREAS, the Company intends to acquire the ConnectionPlus® software suite of assets (the “Assets”) of uBuy2Give, Inc., a Nevada corporation (“uB2G”) pursuant to that certain asset purchase agreement dated September 13, 2012, as amended and restated on November 17, 2012, by and among the Company, Dynastar Ventures, Inc. and uB2G;

WHEREAS, the closing of the Company’s acquisition of the Assets is expected to take place on or before November 30, 2012 (the “Closing Date”);

WHEREAS, Consultant is a former employee of uB2G with certain knowledge and experience relating to the Assets; and

WHEREAS, the Company desires the assistance of the Consultant with respect to the integration and implementation of the Assets following the Closing Date (the “Consulting Services”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as set forth below:

1.          Services of Consultant.

Consultant shall perform the Consulting Services for the Company as directed by the Company.

2.          Consideration.

a.           As payment for the Consulting Services, the Company hereby agrees to issue to Consultant options (the “Options”) to purchase up to Four Hundred Thousand (400,000) restricted shares of the Company’s common stock, exercisable for a period of 10 years at an exercise price of $0.20 per share, which price may be paid in cash or on a cashless exercise basis, in accordance with the schedule and conditions set forth below:

i.	Subject to and upon the closing of its acquisition of the Assets, the Company will issue to Consultant Options (the “Initial Options”) to purchase Two Hundred Thousand (200,000) restricted shares of the Company’s common stock. The Initial Options shall vest on the one-year anniversary of the Closing Date.

ii.	If the Assets as implemented by the Company are able to process at least 150,000 transactions by December 31, 2013, the Company shall thereafter promptly issue to Consultant additional Options (the “Additional Options”) to acquire Two Hundred Thousand (200,000) restricted shares of its common stock. The Additional Options shall vest in full on the one-year anniversary of their issuance. This clause survives the termination of this Agreement such that the Company will remain obligated to issue to Consultant the Additional Options if and when the Company meets the transaction generation test set forth in the first sentence of this subsection.

b.           Additionally, the Company shall pay Consultant a cash fee for a period of six months in accordance with the terms set forth below:

o	Consultant’s base salary shall begin to be paid (the “Effective Date”) as soon as the Company has raised net capital of $250,000. For purposes of calculating this number, the start date for the measurement of the net capital raised shall be October 1, 2012 (the “Start Date”);

o	Base salary shall be guaranteed for a period of six months beginning as of the Effective Date;

o	If the Company achieves a net capital raise of $250,000 calculated from the Start Date, Consultant’s monthly base salary shall be $5,000;

o	If the Company achieves a net capital raise of $300,000, the monthly base salary shall be $7,500;

o	If the Company achieves a net capital raise of $350,000 the monthly base salary shall be $12,500;

o	Consultant shall be eligible for a sales commission of ten percent (10%) of the gross revenues received from companies or other entities that contract to use the ConnectionPlus platform that originate through Consultant’s marketing efforts.

o	Upon termination of the Initial Term or any subsequent term, if the Company does not then renew this Agreement, it will convert to a master sales agreement under the following terms:

o	Consultant will receive a 10% cash commission on the Gross Revenue received by the Company derived from the purchases of services or products by individuals and companies enrolled through Consultant’s efforts. Consultant can ask for acceptance/additions of Business Development Advisors to the network list for purposes of override commissions; however, acceptance/additions to the network list will be at the sole discretion of the Company. “Gross Revenue” is defined as the gross revenue received by the Company minus any customer returns. If either party does not extend the Initial Term or any subsequent term pursuant to this Agreement, or terminates this Agreement for any reason other than for a “cause termination” and Consultant does not sell a competing product after said termination to that individual or company, the Company will pay Consultant a 10% cash commission on gross revenue for Consultant’s efforts as long as the Company receives revenue from such individual or company. Consultant will be solely responsible for maintaining copies of any documents that may be required by the IRS to substantiate his expenses. The Company will distribute all origination payments to Consultant on the last business day of the month for all Gross Revenue received by 15th of that month. Any Gross Revenue received after the 15th of the month will be distributed on the last business day of the following month. The Company will enclose a corresponding monthly activity and Gross Revenue report that details each transaction of an individual or company to Consultant and such other information as Consultant reasonably requests. Further, the Company will make all information available to Consultant upon request request by Consultant pertaining to Consultant and/or corresponding individual’s/company’s revenue account for review within a timely manner.

3.          Expenses.

The Company agrees to reimburse Consultant for reasonable out-of-pocket expenses upon prior written approval by the Company.

4.          Confidentiality.

Each of the Parties recognizes that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other Party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, customers, suppliers, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each of the Parties agrees to keep all such Confidential Information of the other confidential and not to discuss or disclose it to anyone other than their agents without the approval of the disclosing Party. Confidential Information shall not include information that the receiving Party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving Party, (b) was known to the receiving Party as of the time of its disclosure, (c) is independently developed by the receiving Party, or (d) is subsequently learned from a third Party not under a confidentiality obligation to the disclosing Party.

5.          Indemnification.

a.           The Company agrees to indemnify, defend, and hold harmless Consultant, its assignees, and their respective directors, officers, managers, partners, employees, attorneys and agents, and to defend any action brought against said parties with respect to any and all claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, arising out of work performed under this Agreement, including breach of the Company of this Agreement, unless caused by the grossly negligent actions of Consultant.

b.           Consultant agrees to indemnify, defend, and shall hold harmless the Company, its directors, officers, employees, attorneys, and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

c.           In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying Party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.          Limitation of Liability.

Unless Consultant is found to be grossly negligent, Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages.

7.          Term and Termination.

a.           This Agreement shall become effective on the date first above written and terminate six (6) months after the Effective Date (the “Initial Term”).

b.           The Company shall have the right to extend the term of this Agreement on an at will basis. Any such extension can be terminated at any time, by either party, with or without cause and with or without notice. Upon termination, Consultant shall provide and deliver to the Company any and all outstanding services due through the effective termination date of this Agreement.

In the event of a termination of this Agreement pursuant to this Section 7, the Company shall not be entitled to request the return of any of the Options issued to Consultant under Section 2.a.i or to be issued under Section 2.a.ii above, all of which Options shall be deemed fully earned upon issuance. In addition, Section 2.a.ii will survive the termination of this Agreement.

8.          Investment Intent.

a.           Consultant represents that it understands that the Options and shares of the Company’s common stock underlying the Options (the “Option Shares”) have not been registered for sale under federal or state securities laws and that the Options, including the Option Shares, are being offered and sold to Consultant pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of the Options or the Option Shares or an exemption therefrom, any certificates for such securities shall bear an appropriate restrictive legend. Consultant understands that it must bear the economic risk of its investment in the Options and the Option Shares for an indefinite period of time, as such Options and Option Shares have not been registered under federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless as exemption from such registration is available.

b.           Consultant represents to the Company that is acquiring the Options (and Option Shares) for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”). The Options and Option Shares may not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

9.          Miscellaneous.

a.           This Agreement establishes an "independent contractor" relationship between Consultant and the Company. Nothing herein shall be construed to create an employer-employee relationship between Consultant and the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 of this Agreement shall be the sole consideration due Consultant for the services rendered hereunder.

b.           The rights of each of the Parties under this Agreement are cumulative.  The rights of each of the Parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any Party shall in any way preclude such Party from exercising any such right or constitute a suspension or any variation of any such right.

c.           This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned Parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

d.           This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

e.           Only an instrument in writing executed by all the Parties hereto may amend this Agreement.

f.            Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

g.           Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

h.           In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the Parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting Party such other instruments and to take such other actions as the requesting Party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

i.            Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as first written above (subject to the right to designate a different address by notice similarly given).

j.            This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws rules or principles. Each of the Parties consents to the exclusive jurisdiction of the federal and state courts having subject matter jurisdiction that are located in New York County in the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

k.          The person signing this Agreement on behalf of each Party hereby represents and warrants that such person has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such Party.

l.            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

m.            Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date first written above.

CONSULTANT

By:
Name:	John Higgins

DYNASTAR HOLDINGS, INC.

By:
Name:	John S. Henderson IV
Title:	Chief Executive Officer

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